FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Wednesday, February 23, 2005	Rich Sheffer (952) 887-3753

DONALDSON COMPANY REPORTS RECORD SECOND QUARTER RESULTS

        MINNEAPOLIS, MN (Feb. 23, 2005) — Donaldson Company, Inc. (NYSE: DCI) today announced record second quarter diluted earnings per share (“EPS”) of $.31, up from $.28 last year. Net income was a record $26.7 million, versus $25.0 million last year. Sales were a record $388.4 million, up from $332.2 million in fiscal 2004.

        For the six-month period, diluted EPS was another record at $.62, up from $.56 last year. Net income was a record $54.1 million, versus $50.6 million last year. Sales were a record $761.3 million, up from $660.4 million in the prior year.

        “We are pleased to report another good quarter as we posted new records in sales, net earnings and earnings per share,” said Bill Cook, Donaldson’s President and Chief Executive Officer. “We faced several major challenges during our second quarter including the recovery of the steel price increases we talked about in our first quarter webcast and several large lower-margin jobs in our gas turbine business. In addition, we also had the tough comparison with last year’s second quarter as it included the $3.2 million unusual gain from the sale of land in Japan, net of related plant rationalization costs. Excluding this unusual gain, we started to see operating leverage improvement year over year. Looking forward, our business remains strong, and we are confident of a strong finish to the year.”

Income Statement Discussion

        When compared to 2004, stronger foreign currencies contributed to the increase in second quarter and year-to-date sales. Translated at constant exchange rates, sales increased 13.5 percent during the quarter and 12.0 percent year-to-date. In addition, the impact of foreign currency translation increased net earnings by $0.3 million in the second quarter and $1.4 million year-to-date.

        Gross margin of 31.2 percent for both the second quarter and year-to-date compares to prior year margins of 31.1 percent and 31.8 percent, respectively. Second quarter domestic steel costs were stable but remain significantly higher than last year. Steel price recovery increases with our customers are substantially in place. Second quarter plant rationalization and start-up costs totaled $1.4 million versus $3.8 million last year. Year-to-date plant rationalization and start-up costs totaled $2.1 million versus $5.5 million in fiscal 2004. Second quarter operating expenses were 21.7 percent of sales, down from 22.4 percent in the prior year. Year-to-date operating expenses were 21.6 percent of sales, down from 22.0 percent last year.

        Second quarter interest expense was $2.2 million, up from $1.3 million last year. The increase was driven primarily by the additional debt to fund the overnight share repurchase plan and higher short-term interest rates. Year-to-date interest expense was $4.3 million, up from $2.4 million last year. Other income was $1.9 million in the quarter, up from $1.0 million last year. The increase was driven by foreign exchange gains and higher interest income. Year-to-date other income was $5.3 million, up from $1.4 million last year. The effective tax rate was 27.0 percent.

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Donaldson Company, Inc.
February 23, 2005

        No shares were repurchased during the quarter. Year-to-date, we have repurchased 3,000,000 shares, or 3.5 percent of outstanding shares, for $86.5 million through the previously announced overnight share repurchase plan in September.

Backlog

        While incoming orders remained robust in the quarter, the year-over-year growth rate of our backlogs has moderated as order activity started to ramp up significantly in the second quarter last year. Our 90-day backlog was $236 million, up 2 percent relative to last year and up 5 percent compared to last quarter. In Engine Products, the 90-day backlog increased 1 percent over last year. In Industrial Products, the 90-day backlog increased 2 percent.

        Total backlog is strong, setting a new record at $417 million, up 11 percent relative to last year. In Engine Products, total backlog increased 15 percent from prior year. In Industrial Products, total backlog increased 5 percent from fiscal 2004.

Engine Products Segment

        Engine Products sales were a record $219.4 million in the quarter, an increase of 19 percent from last year. Year-to-date Engine Products sales were a record $437.0 million, an increase of 18 percent from last year.

        Truck product sales in the quarter totaled $40.4 million, up 6 percent from last year. North American truck sales increased 40 percent from growing new truck build rates and strong diesel emission sales. European truck product sales increased 24 percent on stronger build rates and increased share. Truck product sales in Asia decreased 53 percent as emission sales spiked in Japan last year ahead of new emissions regulations. Year-to-date worldwide sales totaled $84.3 million, an increase of 12 percent from last year.

        Worldwide sales of off-road products in the quarter were $69.3 million, up 22 percent from last year. North American sales increased 15 percent on continued improvements in new construction, agriculture and mining equipment demand. European off-road sales increased 39 percent while Asian sales increased 15 percent. Year-to-date worldwide sales totaled $132.5 million, up 21 percent from last year.

        Engine aftermarket sales in the quarter were $109.8 million, an increase of 23 percent from last year. North American aftermarket sales increased 20 percent as equipment utilization rates continued to improve and sales of diesel emission retrofit equipment ramped up. European sales increased 22 percent and Asian sales were up 31 percent. Continued evidence of our PowerCore® filtration first fit success came in a doubling of replacement PowerCore filter sales. Year-to-date worldwide aftermarket sales were $220.2 million, up 18 percent from last year.

Industrial Products Segment

        Industrial Products sales in the quarter were a record $169.0 million, an increase of 14 percent from last year. Year-to-date Industrial Products sales were a record $324.3 million, an increase of 12 percent from last year.

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Donaldson Company, Inc.
February 23, 2005

        Industrial Filtration Solutions (“IFS”) sales in the quarter were a record $105.8 million, an increase of 19 percent from last year. IFS sales were strong around the world with North American, European and Asian sales increasing 20, 17 and 24 percent, respectively. Year-to-date worldwide IFS sales totaled a record $205.4 million, up 17 percent from last year.

        Gas turbine product sales in the quarter were $29.8 million, up 3 percent from last year. Year-to-date worldwide sales totaled $53.6 million, down 6 percent from last year. Our gas turbine total backlog was up 14 percent compared to last year, consistent with our forecast of stronger second-half sales.

        Sales of special application products in the quarter were a record $33.4 million, an increase of 13 percent from last year. Year-to-date worldwide special application sales were a record $65.3 million, up 15 percent from last year.

Outlook

        Engine Products: Overall, Donaldson continues to expect low-teens sales growth for Engine Products in fiscal 2005.

•	We expect North American heavy-duty new truck build rates to remain at their current high levels throughout the remainder of fiscal 2005 as truck manufacturers are near capacity. Business conditions also remain strong in Europe and Asia.

•	Off-road sales are expected to remain strong worldwide as conditions in the production of new construction, agriculture and mining equipment are robust.

•	Both North American and international aftermarket sales are expected to continue growing as increasing equipment utilization spurs replacement filter sales. Diesel emission retrofit sales in North America are anticipated to continue increasing.

        Industrial Products: Donaldson expects improving conditions for its industrial businesses to also generate low-teens sales growth in fiscal 2005.

•	Globally, we expect full-year gas turbine sales to match last year’s total. Backlogs indicate second-half shipments will be stronger than first-half shipments, supporting this outlook.

•	IFS sales are expected to remain strong throughout the second half of fiscal 2005. American and European industrial air and compressed air filtration markets continue to improve, as our order trends are stronger than last year’s levels. Business conditions in Asia remain strong.

•	Market conditions for special applications products continue to be stronger than last year.

        Commenting on the outlook for the remainder of fiscal 2005, Bill Cook said, “With our efforts to recover the recent steel price increases substantially completed, we are positioned to leverage our forecasted increased sales volumes in the second half into increasing profits and margins. Our goal remains to deliver another earnings record this year – our 16th consecutive record.”

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Donaldson Company, Inc.
February 23, 2005

About Donaldson Company, Inc.

        Donaldson Company, Inc. is a leading worldwide provider of filtration systems and replacement parts. Founded in 1915, Donaldson is a technology-driven company committed to satisfying customer needs for filtration solutions through innovative research and development. Donaldson serves customers in the industrial and engine markets including in-plant air cleaning, compressed air and gas purification, power generation, disk drive filtration, off-road equipment and trucks. Our 10,000 employees contribute to the company’s success at over 30 manufacturing locations around the world. Donaldson is a member of the S&P MidCap 400 Index and Donaldson shares are traded on the New York Stock Exchange under the symbol DCI. Additional company information is available at www.donaldson.com.

SAFE HARBOR STATEMENT UNDER THE SECURITIES REFORM ACT OF 1995

        The company desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”) and is making this cautionary statement in connection with such safe harbor legislation. This earnings release, the Annual Report to Shareholders, any Form 10-K, 10-Q or Form 8-K of the company or any other written or oral statements made by or on behalf of the company may include forward-looking statements, forecasts and projections which reflect the company’s current views with respect to future events and financial performance but involve uncertainties that could significantly impact results. The words “believe,” “expect,” “anticipate,” “intends,” “estimate,” “forecast,” “outlook,” “plan,” “promises,” “project,” “should,” “will be” and similar expressions are intended to identify “forward-looking statements” within the meaning of the Act.

        The company wishes to caution investors that any forward-looking statements are subject to uncertainties and other risk factors that could cause actual results to differ materially from such statements, including but not limited to risks associated with: currency fluctuations, commodity prices including increases in steel and oil prices, world economic factors, political factors, the company’s substantial international operations including key disk drive filter production facilities in China, highly competitive markets, changes in capital spending levels by customers, changes in product demand and changes in the geographic and product mix of sales, cancellations of orders, acquisition opportunities and integration of recent acquisitions, facility and product line rationalization, research and development expenditures, including ongoing information technology improvements, and governmental laws and regulations, including diesel emissions controls. For a more detailed explanation, see the company’s 2004 Form 10-K filed with the Securities and Exchange Commission. The company wishes to caution investors that new factors emerge from time to time, and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Investors are further cautioned not to place undue reliance on such forward-looking statements as they speak only to the company’s views as of the date the statement is made. The company undertakes no obligation to publicly update or revise any forward-looking statements.

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Donaldson Company, Inc.
February 23, 2005

CONDENSED STATEMENTS OF CONSOLIDATED EARNINGS
DONALDSON COMPANY, INC. AND SUBSIDIARIES
(Thousands of dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended January 31		Six Months Ended January 31

	2005	2004	2005	2004

Net sales	$388,424	$332,210	$761,330	$660,430

Cost of sales	267,168	228,774	523,645	450,417

Gross margin	121,256	103,436	237,685	210,013

Operating expenses	84,285	74,509	164,583	145,393

Gain on sale of Ome land and
building	—	(5,616)	—	(5,616)

Operating income	36,971	34,543	73,102	70,236

Other income, net	(1,866)	(1,025)	(5,285)	(1,412)

Interest expense	2,240	1,322	4,264	2,394

Earnings before income taxes	36,597	34,246	74,123	69,254

Income taxes	9,881	9,247	20,013	18,699

Net earnings	$26,716	$24,999	$54,110	$50,555

Weighted average shares
outstanding	84,907,607	88,136,916	85,314,400	88,122,226

Diluted shares outstanding	87,269,110	90,672,890	87,613,582	90,550,828

Net earnings per share	$.31	$.28	$.63	$.57

Net earnings per share
assuming dilution	$.31	$.28	$.62	$.56

Dividends paid per share	$.060	$.047	$.115	$.095

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Donaldson Company, Inc.
February 23, 2005

DONALDSON COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Thousands of dollars)
(Unaudited)

	January 31 2005	July 31 2004

ASSETS

Cash and cash equivalents	$129,277	$99,504
Accounts receivable - net	288,699	274,120
Inventories - net	160,954	143,418
Prepaid expenses and other current assets	41,595	40,338

Total current assets	620,525	557,380

Other assets and deferred taxes	190,604	182,700
Property, plant and equipment - net	275,245	261,529

Total assets	$1,086,374	$1,001,609

LIABILITIES AND SHAREHOLDERS' EQUITY

Trade accounts payable	$132,530	$124,401
Employee compensation and other liabilities	89,218	87,385
Notes payable	72,039	19,736
Income taxes payable	9,423	9,656
Current maturity long-term debt	23,688	34,346

Total current liabilities	326,898	275,524

Long-term debt	111,729	70,856
Other long-term liabilities	110,754	105,936

Total liabilities	549,381	452,316

Equity	536,993	549,293

Total liabilities and equity	$1,086,374	$1,001,609

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Donaldson Company, Inc.
February 23, 2005

DONALDSON COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Thousands of dollars)
(Unaudited)

	Six Months Ended January 31

	2005	2004

OPERATING ACTIVITIES

Net earnings	$54,110	$50,555
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Gain on sale of Ome land and building	—	(5,616)
Depreciation and amortization	22,009	20,889
Changes in operating assets and liabilities	(14,570)	(27,636)
Other, net	3,627	7,826

Net cash provided by operating activities	65,176	46,018

INVESTING ACTIVITIES

Net expenditures on property and equipment	(22,521)	(27,301)
Acquisitions and investments in unconsolidated
affiliates, net of cash acquired	(6,075)	(4,397)

Net cash used in investing activities	(28,596)	(31,698)

FINANCING ACTIVITIES

Purchase of treasury stock	(86,542)	(15,270)
Net change in debt	81,213	17,680
Dividends paid	(9,757)	(8,257)
Other, net	1,317	2,747

Net cash used in financing activities	(13,769)	(3,100)

Effect of exchange rate changes on cash	6,962	4,905

Increase in cash and cash equivalents	29,773	16,125

Cash and cash equivalents - beginning of year	99,504	67,070

Cash and cash equivalents - end of period	$129,277	$83,195

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Donaldson Company, Inc.
February 23, 2005

SEGMENT DETAIL
(Thousands of dollars)
(Unaudited)

	Engine Products	Industrial Products	Corporate & Unallocated	Total Company

3 Months Ended January 31, 2005:
Net sales	$219,432	$168,992	—	$388,424
Earnings before income taxes	27,384	10,908	(1,695)	36,597

3 Months Ended January 31, 2004:
Net sales	$184,418	$147,792	—	$332,210
Earnings before income taxes	19,647	10,279	4,320	34,246

6 Months Ended January 31, 2005:
Net sales	$437,017	$324,313	—	$761,330
Earnings before income taxes	58,257	23,602	(7,736)	74,123

6 Months Ended January 31, 2004:
Net sales	$371,157	$289,273	—	$660,430
Earnings before income taxes	47,578	20,640	1,036	69,254

NET SALES BY PRODUCT
(Thousands of dollars)
(Unaudited)

	Three Months Ended January 31		Six Months Ended January 31

	2005	2004	2005	2004

Engine Products segment:
Off-road products	$69,261	$56,838	$132,533	$109,654
Transportation products	40,369	38,101	84,275	75,389
Aftermarket products	109,802	89,479	220,209	186,114

Total Engine Products Segment	$219,432	$184,418	$437,017	$371,157

Industrial Products segment:
Industrial filtration solutions products	$105,804	$89,123	$205,434	$175,276
Gas turbine products	29,752	28,999	53,628	57,235
Special applications products	33,436	29,670	65,251	56,762

Total Industrial Products segment	$168,992	$147,792	$324,313	$289,273

Total Company	$388,424	$332,210	$761,330	$660,430

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Donaldson Company, Inc.
February 23, 2005

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Thousands of dollars)
(Unaudited)

	Three Months Ended January 31		Six Months Ended January 31

	2005	2004	2005	2004

Free cash flow	$8,406	$9,782	$42,655	$18,717
Net capital expenditures	15,471	13,785	22,521	27,301

Net cash provided by
operating activities	$23,877	$23,567	$65,176	$46,018

EBITDA	$48,970	$45,202	$99,142	$92,029
Income taxes	(9,881)	(9,247)	(20,013)	(18,699)
Interest expense (net)	(1,405)	(1,041)	(3,010)	(1,886)
Depreciation and
amortization	(10,968)	(9,915)	(22,009)	(20,889)

Net earnings	$26,716	$24,999	$54,110	$50,555

Net sales, excluding foreign
currency translation	$377,130	$309,725	$739,479	$619,330
Foreign currency translation	11,294	22,485	21,851	41,100

Net sales	$388,424	$332,210	$761,330	$660,430

Net earnings, excluding
foreign currency translation	$26,442	$23,502	$52,747	$47,433
Foreign currency translation	274	1,497	1,363	3,122

Net earnings	$26,716	$24,999	$54,110	$50,555

Although free cash flow, EBITDA, net sales excluding foreign currency translation and net earnings excluding foreign currency translation are not measures of financial performance under GAAP, the company believes they are useful in understanding its financial results. Free cash flow is a commonly used measure of a company’s ability to generate cash in excess of its operating needs. EBITDA is a commonly used measure of operating earnings less non-cash expenses. Both net sales and net earnings excluding foreign currency translation provide a comparable measure for understanding the operating results of the company’s foreign entities excluding the impact of foreign exchange. A shortcoming of these financial measures is that they do not reflect the company’s actual results under GAAP. Management does not intend these items to be considered in isolation or as a substitute for the related GAAP measures.

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